Exhibit 99.1


               TELEWEST ANNOUNCES DETAILS OF A COMPREHENSIVE
                   POUND 1.8 BILLION REFINANCING PACKAGE

London, 2 November 2004--Telewest Global, Inc. (Nasdaq: TLWT) today announces that it has executed a commitment letter for new (pound)1.8 billion credit facilities that will be used to replace outstanding borrowings under the Telewest group's existing pound 2.03 billion senior credit facilities. The new facilities will be underwritten by Barclays Bank PLC, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse First Boston, Deutsche Bank and Royal Bank of Scotland. As a result of the planned transaction, currently scheduled to be completed by January 2005, Telewest will have significantly extended the maturity profile of its senior credit facilities, the majority of which currently mature in December 2005, and reduced its overall long-term cost of borrowing.

The new senior credit facility is expected to comprise five tranches: tranche A, a 7-year, amortising term facility of pound 700 million bearing interest of LIBOR plus 2.25%; tranche B, an 8-year term facility of pound 425 million equivalent bearing interest of LIBOR plus 2.75%; tranche C, a 9-year term facility of a pound 325 million equivalent bearing interest of LIBOR plus 3.25%; a 7-year revolving loan facility of pound 100 million bearing interest of LIBOR plus 2.25%; and a 9 1/2-year second lien term facility of pound 250 million equivalent bearing interest at a rate to be determined. Interest rates on each of tranche A, tranche B and the revolving loan facility are subject to reduction based on the Company's ability to meet specified leverage ratios. The revolving loan facility is expected to remain undrawn at funding of the new facility.

The closing of the new credit facilities is subject to the satisfaction of documentation and other customary closing conditions.

Cob Stenham, Chairman of Telewest Global, Inc., said "We are extremely pleased to be announcing the early refinancing of our senior secured credit facilities on preferential terms. The new facilities that we are announcing today will give us an appropriate capital structure and provide us with a strong platform for future growth".

ENQUIRIES:

TELEWEST

David Buckingham, Treasurer                   020 7299 5667

Vani Gupta, Investor Relations Manager        020 7299 5353

Mary O'Reilly, Head of Media                  020 7299 5115

BRUNSWICK

Nick Claydon                                  020 7404 5959



NOTES TO EDITORS:

Telewest, the broadband communications and media group, currently passes and markets to 4.7 million homes and provides multi-channel television, telephone and internet services to 1.75 million residential customers. Telewest Business, the company's business division, supplies broadband communications to the public and private sector markets. Its content division, Flextech, is the BBC's partner in UKTV. Together they are the largest supplier of basic channels to the UK pay-TV market with a portfolio that combines wholly owned and managed channels, including the nine joint venture channels with the BBC. For further information go to http://mediacentre.telewest.co.uk